CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Wells Fargo Funds Trust

We consent to the use of our reports dated December 20, 2019, with respect to the financial statements of Wells Fargo International Equity Fund, one of the funds comprising Wells Fargo Funds Trust, as of October 31, 2019 and our report dated July 29, 2020, with respect to the financial statements of Wells Fargo International Value Fund, one of the funds comprising Wells Fargo Funds Trust, as of May 31, 2020, incorporated herein by reference and to the reference to our firm under the heading “Financial Statements” in the Prospectus/Proxy Statement.

/s/ KPMG LLP

Boston, Massachusetts
December 28, 2020